Exhibit 10.6

MINDSPEED TECHNOLOGIES, INC.

INDUCEMENT INCENTIVE PLAN

AWARD AGREEMENT

RESTRICTED STOCK TERMS AND CONDITIONS

In accordance with a determination of the Board of Directors of Mindspeed Technologies, Inc., you have been awarded Restricted Stock pursuant to the Company’s Inducement Incentive Plan (the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Restricted Stock has been granted to you upon the following terms and conditions:

1.	Earning of Restricted Stock

You shall be deemed to have earned the Restricted Stock subject to this Agreement on the earlier of:

(a)	the vesting provisions as established in your Grant Letter; or

(b)	your death or Disability (as defined in Section 10).

2.	Retention of Certificates for Restricted Stock and Dividends

To facilitate implementation of the provisions of this Agreement, certificates for the Restricted Stock and any dividends or distributions thereon or in respect thereof (“Dividends”), whether in cash or otherwise (including but not limited to additional shares of Stock, other securities of the Company or securities of another entity, any such shares or other securities being collectively referred to herein as “Stock Dividends”) shall be delivered to and held by the Company, or shall be held in book-entry form subject to the Company’s instructions, until you shall have earned the Restricted Stock in accordance with the provisions of paragraph 1. Additionally, you agree to provide such other documents appropriate to effectuate the purpose and intent of this Agreement as the Company may reasonably request from time to time.

3.	Voting Rights

Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book-entry form) for the Restricted Stock and any Stock Dividends, you shall be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with paragraph 2, unless and until such shares have been forfeited in accordance with paragraph 5.

4.	Delivery of Earned Restricted Stock

As promptly as practicable after you shall have been deemed to have earned the Restricted Stock in accordance with paragraph 1, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock, together with any Dividends then held by the Company (or subject to its instructions).

5.	Forfeiture of Unearned Restricted Stock and Dividends

Notwithstanding any other provision of this Agreement, (a) if at any time it shall become impossible for you to earn any of the Restricted Stock in accordance with this Agreement, or (b) unless determined otherwise by the Committee, in the event of a Termination of Employment (as defined below), all unearned Restricted Stock, together with any Dividends thereon, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the unearned Restricted Stock theretofore issued, together with any Dividends thereon, shall be transferred to the Company. For purposes of this paragraph, “Termination of Employment” shall mean your termination of your employment as an employee of the Company for any reason, or the Company terminating your employment for Cause (as defined in Section 10), provided that (i) death, (ii) Disability, (iii) a transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another and (iv) a leave of absence, duly authorized in writing by the Company, shall not be deemed a Termination of Employment.

6.	Transferability

The Restricted Stock award is not transferable by you otherwise than (i) by will or by laws of descent and distribution, (ii) by gift to members of your immediate family, (iii) to a trust established for the benefit of one or more members of your immediate family or (iv) as otherwise determined by the Committee. For purposes of this plan, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of the Restricted Stock award or portion thereof, the transferred Restricted Stock award shall continue to be subject to the Plan and this Agreement’s terms and conditions as were applicable to you immediately prior to the transfer, as if the Restricted Stock award had not been transferred.

7.	Withholding

The Company shall have the right, in connection with the delivery of the Restricted Stock and any Dividends subject to this agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Stock and any Dividends an amount equal to the taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (iii) to sell such number of the Restricted Stock and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

8.	Data Privacy

If you are an Employee providing services to the Company or one of its Subsidiaries at a location outside the United States, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company or its Subsidiaries (your “Employer”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, its Subsidiaries and your Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or its Subsidiaries, details of all Restricted Stock awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon vesting of the Restricted Stock award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your participation in the Plan.

9.	Applicable Law

This agreement and the Company’s obligation to deliver Restricted Stock and any Dividends hereunder shall be governed by the State of Delaware, without regard to its conflicts of laws principles, and the Federal law of the United States.

10.	Definitions

(a)	Cause: (i) A felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Company and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Company and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to the Company and/or a Subsidiary.

(b)	Disability: Permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

(c)	Grant Letter: The letter from the Company granting the Restricted Stock to the Employee.

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